Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM’S EXCHANGE LISTING COMPLIANCE PLAN ACCEPTED BY NYSE AMEX

SAN DIEGO, CA – January 24, 2011 – Cardium Therapeutics (NYSE Amex: CXM) reported that its exchange listing compliance plan submitted on December 2, 2010 has been accepted by the NYSE Amex LLC.

As previously reported, a communication from the staff of the company’s current listing exchange indicated that the company was considered to be noncompliant with one of the exchange’s listing requirements based on its quarterly report for the period ended September 30, 2010, and provided that the company should submit a plan that would reestablish compliance with the listing requirement by August 26, 2011. On December 2, 2010, the company reported that it had submitted a plan designed to reestablish compliance with the exchange’s requirement in advance of the August 26, 2011 timeframe, and that plan has now been accepted by the listing exchange.

The notification received from the listing exchange had no current effect on the listing of the company’s shares on the exchange. Rather, the company was afforded the opportunity to submit a plan pursuant to which the company would seek to establish compliance with the requirements of section 1003(a)(iii) with respect to minimum “stockholders’ equity” of $6.0 Million by August 26, 2011. The company will be subject to periodic review by the exchange staff during the period covered by the plan. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the applicable extension periods could result in the company’s shares being delisted from the exchange. If the company’s common stock was ultimately delisted from the exchange, it would be expected to trade on the OTC Bulletin Board, a regulated quotation service that provides quotes, sale prices and volume information in over-the-counter equity securities. The company’s common stock was traded on the OTC Bulletin Board until July 2007, when the company elected to instead list its shares on the American Stock Exchange.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current investment portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium healthy lifestyle product platform.

The Company’s lead product candidates include Excellagen™ topical gel for wound care management, and Generx® DNA-based angiogenic biologic for patients with coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the company can achieve and maintain compliance with the requirements of its listing exchange or that its shares can continue to be listed on national exchange, that results observed in one study or using one type of product or procedure will be replicated in subsequent studies or in studies using newly-developed products or procedures, that planned product development efforts and clinical studies can be performed in an efficient and effective manner, that regulatory approvals can be obtained in a timely manner or at all, that partnering, distribution or other commercialization efforts can be achieved, that product modifications or launches will be successful or that the resulting products will be favorably received in the marketplace, that our products or proposed products will prove to be sufficiently safe and effective, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive, that results or trends observed in one clinical study will be reproduced in subsequent studies, that third parties on whom we depend will behave as anticipated, or that necessary regulatory approvals will be obtained. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development, testing and marketing of therapeutic hypothermia devices and the conduct of human clinical trials, including the timing, costs and outcomes of such trials, whether our efforts to launch new devices and systems and expand our markets will be successful or completed within the time frames contemplated, our dependence upon proprietary technology, our ability to obtain necessary funding, regulatory approvals and qualifications, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2011 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics™ Generx® and MedPodium™ are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™, Excellarate™,

Osteorate™, Appexium™ and Linée™ are trademarks of Tissue Repair Company.